Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-118597 of Ocean Shore Holding Co. of our report dated April 2, 2004 (except for Note 16, which is dated July 21, 2004) (which expressed an unqualified opinion and includes an explanatory paragraph concerning the adoption of Financial Accounting Standards Board Interpretation No. 46(R)), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

November 5, 2004